Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information, Contact:
July 31, 2007	Glenn Wiener, GW Communications
212-786-6011 /gwiener@GWCco.com
VALENTEC ANNOUNCES NEW ORDERS
TO PRODUCE 40MM INFRARED FLARES FOR THE U.S. ARMY
MINDEN, LA, July 31, 2007 — Valentec Systems, Inc. (OTC-BB: VSYN.OB), a supplier of mission-critical conventional ammunition, pyrotechnic and weapons systems, announced today that it received new orders to produce its 40mm M992 Infrared (IR) parachute flares for the U.S. Army. These initial new orders are part of a five-year procurement awarded in May 2005 and total approximately $900,000. The Company expects to begin production in January 2008 at its facility in Minden, LA.
Valentec currently produces a variety of 40mm parachute flares for the U.S. Army. This new award is an add-on to current orders and incorporates a new technology that allows the M992 IR flares to produce infrared light for nighttime operations. IR flares are now in heavy demand as they provide U.S. soldiers with increased nighttime visibility. By producing very little visible and substantial IR light when used, U.S. soldiers, using night vision goggles, can deploy the IR flares to determine enemy threat levels without providing information about their own locations and activities.
The Company expects to double 40mm production capacity over the next few years. Additionally, the Company expects to have M992 IR follow-on orders valued at $5-$10 million annually beginning in 2008 and running through 2010.
Robert Zummo, Valentec’s CEO and Chairman of the Board of Directors stated, “This award is the initial order in what we believe will be a series of new orders to produce parachute flares with infrared capabilities. Providing our troops with a competitive edge is paramount to mission success rates. We are honored that our Company continues to be a preferred supplier to the U.S. Armed Forces.”
Mr. Zummo continued, “We have been ramping up production at our Minden facility and have several new programs underway across all of our business segments. Our Company is in a significantly better position today than at this time last year as our management team has been strengthened, our product lines have evolved and we have strong customer and partner relationships in place. Furthermore, as we ramp up production on many of these programs, while continuing to gain additional awards, we anticipate our liquidity position will continue to improve and we will be able to generate higher returns for our stakeholders.”
About Valentec Systems, Inc.
Valentec Systems, Inc., headquartered in Minden, LA is a supplier of mission-critical conventional ammunition, pyrotechnic and related defense products. The company markets its products to the United States Army, Israeli Defense Forces and other Ministries of Defense in friendly nations around the world. Valentec’s business lines can be classified in three distinct segments including Systems Management / Integration, Energetic Manufacturing and Metal Parts Manufacturing. For more information, please visit our website, http://www.valentec.net or our most recent filings with the Securities and Exchange Commission (SEC).

Safe Harbor Language
Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to the company’s plans, objectives and expectations for future operations and are based upon management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, please refer to our most recent filings with the Securities and Exchange Commission, including but not limited to Valentec’s Annual Report on Form 10-KSB filed on May 17, 2007. These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
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